Exhibit 5.1

[Gibson, Dunn & Crutcher LLP Letterhead]

December 9, 2005

Adept Technology, Inc.

3011 Triad Drive

Livermore, CA 94551

Re:	Adept Technology, Inc./Post-Effective Amendment No. 3 to Adept Technology, Inc. Form S-2 Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Adept Technology, Inc., a Delaware corporation (the “Company”), in connection with the preparation of Post-Effective Amendment No. 3 on Form S-3 (the “Amendment”) filed on the date hereof to that certain registration statement on Form S-2 originally filed with the Securities and Exchange Commission (the “SEC”) on January 30, 2004 (Registration No. 333-112360)(the “Registration Statement”), to be filed with the SEC on the date hereof, with respect to up to 4,548,160 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), which are authorized and have been issued to the selling securityholders named in the Registration Statement or amendments thereto or are issuable upon exercise or conversion of warrants or a convertible note, respectively, issued to certain of such selling securityholders, pursuant to the terms of such warrants or convertible note, respectively.

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that (i) the Shares which have been issued have been duly authorized and are duly and validly issued, fully paid and non-assessable, and (ii) upon the exercise of the warrants and payment of the exercise price, or upon conversion of the convertible note, in compliance with the terms of such warrants or convertible note, respectively, the Shares issuable upon such exercise of the warrants or conversion of the convertible note, respectively, will be duly and validly issued, fully paid and non-assessable.

We are admitted to practice in the State of California, and are not admitted to practice in the State of Delaware. However, for the limited purposes of our opinion set forth above, we are generally familiar with the Delaware General Corporation Law (the “DGCL”) as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is limited to the laws of the State of California and, to the limited extent set forth above, the DGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

We consent to the filing of this opinion as an exhibit to the Amendment, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP